EXHIBIT 10.4

OPERATING AGREEMENT

DIVERSIFIED HEALTH CLUB I, LLC

THIS OPERATING AGREEMENT (this “Agreement”) of Diversified Health Club 1, LLC, a Florida limited liability company (the “Company”), dated as of April 27, 2011, among DIVERSIFIED HEALTH & FITNESS, INC., a Florida corporation (“DHF”), the CLASS A MEMBER(S) set forth on Schedule A attached hereto (each, a “Class A Member” and, collectively, the “Class A Members”) and the CLASS B MEMBERS set forth on Schedule A attached hereto (each a Class B Member and collectively, the “Class B Members”) Class B Members:

ARTICLE I.

NAME; PURPOSE; TERM

1.1

Formation. The Members hereby acknowledge the formation of the Company as a limited liability company pursuant to the Florida Limited Liability Company Act (the “Act”) by virtue of Articles of Organization filed with the State of Florida on [April 7], 2011.

1.2

Name, Office. The name of the Company is “Diversified Health Club 1, LLC”. The principal office and place of business shall be 1850 S.E. 17th Street, Suite 203, Fort Lauderdale, Florida 33316, or such other location as may be determined by the Manager from time to time.

1.3

Registered Agent. The Company's registered agent shall be the person or entity designated by the Manager from time to time to serve in that capacity in accordance with the terms of the Act. The registered agent's sole duty as such is to forward to the Company at its principal office and place of business any notice that is served on him as registered agent. The Company will promptly forward a copy of any such notice to the Members.

1.4

Purpose. The Company has been organized to engage in the business of owning, developing and operating a health and fitness center (the “Center”) and to transact any and all lawful business or activity which a limited liability company may carry on under the Act and the laws of any other jurisdiction in which the Company is so engaged.

1.5

Term. The Company's existence shall be perpetual, except the Company shall be dissolved and terminated upon the unanimous written agreement of all the Members to dissolve and terminate the Company; or as otherwise required by the Act.

ARTICLE II.

RIGHTS AND OBLIGATIONS OF MEMBERS

2.1

Admission of Members. The members of the Company (“Members”), and such Members' addresses and their respective ownership interests in the Company (“Ownership

Interests”) as of the date hereof, are as set forth on Schedule A hereto. Additional Members may be admitted to the extent permitted by the Manager, subject to Section 3.5 hereof. Schedule A shall be amended by the Company as necessary to reflect changes in the Members or their Ownership Interests.

2.2

Limitation of Liability of Members. Except as otherwise provided by applicable law, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

2.3

No Right to Withdraw. Except as otherwise provided in this Agreement no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the written consent of the remaining Member or Members of the Company.

2.4

Meetings of the Members. The Company shall not be required to have any annual or other regular meetings of the Members. Special meetings of the Members may be held at any time at the written request of any Member for any reasonable purpose on not less five than days' notice; provided ·no Member (other than DHF) shall be entitled to request a special meeting more than twice per calendar year. Members representing a majority of the Ownership Interests shall constitute a quorum at any meeting of Members; provided no meeting of Members may be held unless a representative of DHF is present at such meeting. Meetings of the Members may be held by telephone or other device so long as all participants in such meeting can be heard.

2.5

Action by Written Consent. Any action required or permitted to be taken at any meeting may be taken without a meeting if written consent setting forth the action to be taken is signed by all of the Members entitled to vote thereon.

2.6

Limitations on Actions by Members. Except for any matters expressly reserved by this Agreement to the Members, none of the Class A Members or the Class S Members shall have any voting rights or any right 'to take part in the management or operation of the Company, other than through the Manager. No Class A Member or Class B Members shall take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company.

ARTICLE III.

MANAGEMENT OF THE COMPANY

3.1

Manager. The Company shall have one Manager, who shall be DHF (or an individual or entity appointed by DHF).  The Manager shall hold office until his, her or its death, dissolution, removal or resignation, as applicable. The Manager shall be responsible for running the day-to-day business operations of the Company, formulating the business plan for the Company and, except to the extent otherwise required by the Act or other sections in this Agreement, shall take all other actions on behalf of the Company and execute all instruments and agreements for and in the name of the Company. The Manager may elect one or more officers of the Company to act as agents for the Company and have such authority and duties as designated by the Manager. Any officer or agent elected or appointed by the Manager may be removed by the Manager whenever, in the judgment of the Manager, the best interests of the Company would be served thereby.

3.2

Removal of a Manager. Any Manager may be removed, with or without cause, only by DHF. Any removal of a Manager shall become effective on such date as may be specified by DHF.

3.3

Payment to Manager. Manager shall be entitled to a fee for management of the Center (the “Management Fee”). Such fee shall be no greater than 5% of the gross revenue of the Center, calculated and paid on a monthly basis, and payable no later than the fifteenth of the following month.

3.4

Resignation of a Manager. A Manager may resign at any time by giving notice to the Members. The resignation of a Manager shall take effect at such date as specified in such notice. The acceptance of the resignation of a Manager shall not be necessary to make such resignation effective.

3.5

Appointment of New Manager. If any vacancy in the office of Manager occurs, DHF shall designate a person to serve as a Manager to fill such vacancy.

3.6

Matters Requiring Member Consent. Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit any subsidiary to, and no Manager shall cause or permit the Company or any subsidiary to take any of the following actions, without the prior written consent of the Members holding a majority of the Ownership Interests:

(a)

declare or pay any dividends or make any distributions upon any of its equity securities, except in the manner described in Section 52 hereof;

(b)

issue, redeem, purchase or otherwise acquire any of the Company’s equity securities;

(c)

admit any additional Class A Members;

(d)

liquidate, dissolve or effect a recapitalization or reorganization of the Company; or

(e)

amend this Agreement, except as described in Section 2.1 hereof.

ARTICLE IV.

CAPITAL CONTRIBUTIONS OF MEMBERS

4.1

Capital Contributions. Each Member's initial Capital Contribution and Ownership Interest are set forth on Schedule A hereto.

4.2

Additional Capital Contributions. No additional Capital Contributions shall be required unless all of the Members consent thereto in writing.

(a)

The Company hereby grants to each Class A Member, so long as he shall own any Membership Interests, the right to purchase up to that number of newly issued Unit equal to the number of new Unit which the Company, from time to time, proposes to sell or issue following the date hereof, multiplied by a fraction, the numerator of which shall be the Membership Interests owned by Such Member and the denominator of which shall be the number of Unit owned by all of the Members.

(b)

In the event the Company proposes to issue a new Unit, the Company shall give each Member who has a subscription right under this Section written notice of such proposal, describing the type of Unit and the price and the terms upon which the Company proposes to issue the same. For a period of ten (10) business days following the delivery of such notice by the Company, the Company shall be deemed to have irrevocably offered to sell to each Member the number of Units calculated in accordance with Section 4.2(a) hereof for the price and upon the terms specified in the notice. Each Member may exercise its subscription rights hereunder by giving written notice to the Company and stating therein the quantity of Unit to be purchased.

(c)

In the event any Member who has a subscription right under this Section fails to exercise in full its subscription right within said ten (10) business day period, the Company shall have the right to sell the new Units with respect to which the subscription right was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice given pursuant to Section 4.2(a).

4.3

Capital Accounts.  A separate capital account (“Capital Account”) shall be established and maintained for each Member. The initial Capital Account of each Member shall reflect the Capital Contributions Set forth on Schedule A hereto and shall be maintained in the following manner:

(i)

To each Member's Capital Account there shall be credited (A) such member's Capital Contributions, (B) such Member's distributive share of Profits, and

(ii)

To each Member's Capital Account there shall be debited (A) the amount of money and the fair market value of any property distributed to such Member pursuant to any provision of this Agreement, and (B) such Member's distributive share of Losses.

4.4

No Interest on Contributions. No interest shall be paid on Capital Contributions or on the balance in each Member's Capital Account.

4.5

Return of Capital Contributions. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account, or to receive any distribution from the Company, except as specifically provided in this Agreement.

ARTICLE V.

ALLOCATIONS AND DISTRIBUTIONS

5.1

Allocation of Profits and Losses.

(a)

Profit of the Company for each Fiscal Year shall be allocated:

(i)

First, to the Members, in proportion to and to the extent of the respective cumulative amounts of losses (if any) allocated to each Member in all prior Fiscal Years pursuant to Section 5.1(b) and not offset by prior allocations of profits made pursuant to this Section 5.1(a)(i); and

(ii)

Thereafter, to the Members m accordance with their respective Ownership Interests.

Loss of the Company for each Fiscal Year shall be allocated to the Members m accordance with their Capital Account balances.

5.2

Distribution of Cash Flow From Operations.

(a)

Tax Distributions. If it is anticipated that the Members will recognize taxable income with respect to the Company for any year, the Manager shall make a good faith estimate of the amount of such taxable income to be recognized by each of the Members, and Distributions shall be made to the Members in accordance with their Ownership Interests, in an aggregate amount sufficient to permit each of the Members to pay federal, state and local income taxes on their distributive shares of such taxable income, based on the assumption that each of the Members is subject to the highest marginal federal and state income tax rate for individuals. Such Distributions shall be made at such times as may be appropriate to permit the Members to make estimated tax payments (or if there is not reasonably sufficient capital to make such Distribution at such time, it shall be made as soon as reasonably sufficient capital is available).

(b)

Other Distributions. Other than as set forth in Section 5.2(a), distributions of cash flow of the Company shall be made to the Members in such amounts and at such times as may be determined by the Manager; subject to the following:

Until such time as each of the Class A Members shall have received distributions hereunder equal to their respective initial capital contributions (as described in Schedule A) (the “Recoupment Date”), all distributions of cash flow of the Company to Members shall be made 75% to the Class A Members (divided among such Class A Members in accordance with their respective Ownership Interests) and 25% to DHF. Prior to the Recoupment Date, the Class B Members shall not be entitled to any distributions under this Section 5.2(b)(i).

After the Recoupment Date, all distributions of cash flow of the Company shall be distributed among the Members in accordance with their respective Ownership Interests.

5.3

Distributions Upon Liquidation.  Upon liquidation of the Company, after payment of, or adequate provision for, debts and obligations of the Company, any remaining assets of the Company shall be distributed in the following order of priority:

(a)

toward satisfaction of all outstanding debts and other obligations of the Company, including toward repayment of outstanding loans, if any, made by Members to the Company; and

(b)

thereafter, the balance, if any, to the Members with positive Capital Accounts in accordance with their respective positive Capital Account balances, and then to the Members in accordance with their respective Ownership Interests.

ARTICLE VI.

ACCOUNTING, TAX AND FISCAL MATTERS

6.1

Fiscal Year. The Company hereby adopts the calendar year, January 1 through and including December 31, as its fiscal year (the “Fiscal Year”).

6.2

Books of Account.

(a)

The Company shall deliver to each Member quarterly unaudited financial statements, within 45 days after the end of each calendar quarter, and deliver to each Member an annual audited financial statement, within 90 days after the end of each calendar year.

(b)

The Members intend that the Company be treated as a partnership for federal income tax purposes, and the Company shall not elect to be treated as an association taxable as a corporation. As soon as reasonably practicable after the end of each Fiscal Year of the Company, but in any event no later than March 31 of each year, the Manager shall furnish each Member with IRS Form K-1, Federal Form 1065, and such other information as shall be necessary to enable each Member to prepare its income tax returns. All questions of accounting shall be determined by the Manager.

(c)

The Tax Matters Partner must approve all tax elections and tax accounting methods adopted by the Company for income tax purposes, and all agreements and settlements proposed to be entered into with the IRS as a result of any audit or examination of the Company's federal income tax return.   Each Member shall have the right to review the Company's income tax returns prior to the filing of such returns.

6.3

Company Funds. The funds of the Company shall be kept in the name of the Company in one or more separate bank accounts with banks or trust companies as selected by the Manager. Withdrawals from such bank accounts shall be made only by persons approved by the Manager.

6.4

Tax Matters and Tax Elections.

(a)

DHF shall be the Tax Matters Partner for the Company within the meaning of Section 6231(a)(7) of the Code. The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit or controversy proceeding initiated with respect to the Company by the IRS or any state or local taxing authority, and all expenses and fees incurred by the Tax Matters Partner on behalf of the Company shall constitute expenses of the Company. In the event the Tax Matters Partner receives notice of a final partnership adjustment under Section 6223(a)(2) of the Code, the Tax Matters Partner shall either (i) file a court petition for judicial review of such adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all other Members on the date such petition is filed, or (ii) mail a written notice to all other Members, within such period, that describes the Tax Matters Partner's reasons for determining not to file such a petition.

(b)

Except as otherwise provided in this Section 6.4, the Tax Matters Partner shall, in its sole discretion, decide whether to make any available elections under the Code or any applicable state or local tax law on behalf of the Company.

(c)

The Tax Matters Partner may, upon receiving the written consent of each other Member, which shall not be unreasonably withheld, delayed or conditioned, make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of a Company Interest within the meaning of Section 743 of the Code. Each Member shall, upon request of the Tax Matters Partner, supply the information necessary to give effect to such an election.

ARTICLE VII.

INDEMNIFICATION

7.1

Indemnification of Manager and Members. Unless otherwise prohibited by law, the Company shall indemnify and hold harmless the Manager, the Members, their respective agents, officers, directors, and employees, and the agents, officers and employees of the Company and their respective successors (individually, an “Indemnitee”) from any claim , loss, expense, liability, action or damage resulting from any act or omission performed by or on behalf of or omitted by an Indemnitee in its capacity as a Manager, a Member or an agent, officer or employee of the Company, including, without limitation, reasonable costs and expenses of its attorneys engaged in defense of any such act or omission; provided, however, that an Indemnitee shall not be indemnified or held harmless for any act or omission by such Indemnitee that constitutes fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 7.1 shall be made only out of the assets of the Company and any subsidiaries, or any applicable insurance policy in accordance with the terms thereof.

7.2

Expenses. To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding with respect to which such Indemnitee is entitled to indemnification under Section 7.1 hereof shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article VII.

7.3

Insurance. The Company may purchase and maintain insurance coverage to the extent and in such amounts as the Manager shall, in the Manager's discretion, deem reasonable, on behalf of the Indemnitees against any liability that may be asserted against or expense that may be incurred by any Indemnitees in connection with activities of the Company or such Indemnitees with respect to which the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

7.4

Notice of Claims. With respect to any claim made or threatened against a Manager, a Member, any of their agents, officers, directors or employees or any agent, officer or employee of the Company, or their respective successors for which such Indemnitee is or may be entitled to indemnification under this Article VII, each Indemnitee shall:

(a)

give written notice to the Manager of such claim promptly after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim;

(b)

provide the Manager with such information and cooperation with respect to such claim as the Manager may reasonably require, including, without limitation, making appropriate personnel reasonably available to the Manager at such times as the Manager shall reasonably request;

(c)

cooperate and take all such steps as the Manager may request to preserve and protect any defense to such claim; and

(d)

neither incur any material expense to defend against nor release or settle such claim or make any admission with respect thereto without the prior written consent of the Manager, which consent shall not be unreasonably withheld.

ARTICLE VIII.

TRANSFERS

8.1

No Class A Member or Class B Members shall, directly or indirectly, voluntarily or involuntarily, sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the whole or any part of its, his or her Ownership Interest in the Company, except upon the prior written consent of the Manager, the granting or denial of which shall be in the sole and absolute discretion of the Manager.

ARTICLE IX.

MISCELLANEOUS

9.1

Confidentiality. Each Member shall, at all times during and after the term of this Agreement, use its (and shall cause its affiliates, agents and representatives to use their) commercially reasonable best efforts and take all appropriate steps to safeguard the secrecy and confidentiality of the Company's marketing plans, customer information, specialized information, data bases, financial information and other confidential information regarding the Company and its activities.

9.2

Notices. Unless otherwise provided herein, any notice or other communication required or permitted to be given hereunder, shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a Member or when sent by facsimile (if confirmed) or nationally recognized overnight carrier for next day priority delivery at the address of such Member set forth on Schedule A attached hereto or at such other address as any Member hereafter may designate to the others in accordance with the provisions of this Section 9.2.

9.3

Entire Agreement. This Agreement, including the Exhibit(s) or Schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior and contemporaneous agreements and oral understandings among the Members with respect to such matters. In the event there is any litigation between the Members over the interpretation of any provision of this Agreement, the prevailing Member in such litigation shall be entitled to recover reasonable attorney's fees from the non-prevailing Member in such litigation.

9.4

Amendment. Except as provided by law, in the Company's articles of organization or otherwise set forth herein, this Agreement may be amended or altered only by a written instrument signed by all of the Members, except updates to Schedule A as described in Section 2.1 hereof.

9.5

Interpretation. Wherever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine, or neuter forms. The singular form of nouns, pronouns, and verbs shall include the plural, and vice versa. The Section headings or references contained herein are for convenience of reference only and shall not influence the interpretation or construction of this Agreement.

9.6

Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision hereof is determined to be invalid and contrary to existing or future law, such invalidity shall not impair the operation or affect those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects, and such invalid or unenforceable provision shall be replaced with the alternative valid and enforceable provision which otherwise gives maximum effect to the original intent of such invalid or unenforceable provision.

9.7

Successors. Except as expressly otherwise provided herein, this Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.8

Further Assurances. Each Member hereby agrees that it shall hereafter execute and deliver further instruments, provide all information and take or forbear such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

9.9

Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile signature), each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

9.10

No Waiver. The failure of any party to insist upon the strict and punctual performance of any other party under this Agreement shall not be deemed a waiver m any particular instance or in any other instance.

9.11

Governing Law, Jurisdiction, Venue. This Agreement shall be construed and enforced in accordance with the law of the State of Florida applicable to contracts made and to be performed wholly within such state. Each party hereby consents to the exclusive jurisdiction and venue of the federal and state courts located in Broward County, Florida with respect to any actions brought concerning this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MEMBERS:

DIVERSIFIED HEALTH & FITNESS, INC.

By:  /s/ Andrew Barnett

Name:  Andrew Barnett

Title:  VP Corp. DEV

CLASS A MEMBER:

/s/ Donald E. Wray

/s/ Linda L. Wray

CLASS B MEMBERS:

/s/ Jared Schwalb

/s/ Alan Jacobs

/s/ Michael Jacobs

/s/ Andrew Garbarini

Schedule A

Members; Addresses; Ownership Interests	Initial Capital Contribution	Ownership Interest	Percentage of Distributions (Prior to Recoupment Date)
Member Name and Address
Diversified Health & Fitness, Inc. 1850 SE 17th St, Suite 203 Fort Lauderdale, FL 33316	$1.00	47.5%	25.0%
Class A Member(s)
Donald E Wray and Linda L. Wray 2601 Johnson Road Springdale, AR 72762	$240,000	47.5%	75.0%
Class B Member(s)
Jared Schwalb 10408 Saint Germain Ct Wellington, FL 33449		3%
Alan Jacobs 6840 Lions Head Ln. Boca Raton, FL 33496		0.75%
Michael Jacobs 6549 Landings Ct Boca Raton, FL 33496		0.75%
Andrew Garbarini 7858 Carina Ct. Lake Worth, FL 33467		0.5%
Total Class B Member(s)	$0.00	5.0%